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                                                                     EXHIBIT 5.1

              [Letterhead of Mark C. Hill, Senior Vice President,
       Corporate Secretary and General Counsel of RadioShack Corporation]



                                  June 8, 2001


RadioShack Corporation
100 Throckmorton Street, Suite 1800
Fort Worth, Texas 76102

Ladies and Gentlemen:

         I am the Senior Vice President, Corporate Secretary and General Counsel of RadioShack Corporation, a Delaware corporation (the "Company"). I am rendering this opinion in connection with the Company's offer (the "Exchange Offer") to exchange its 7 3/8% notes due May 15, 2011 (the "New Notes") for any and all of its outstanding 7 3/8% notes due May 15, 2011 (the "Old Notes") (the Old Notes and New Notes are collectively referred to as the "Notes"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of May 11, 2001 (the "Indenture") between the Company and The Bank of New York, as trustee. The New Notes are being registered pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

         In connection therewith, I have examined and relied upon the original, or copies certified to my satisfaction, of (i) the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company;
(ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Notes; (iii) the Registration Statement and all exhibits thereto; (iv) the Indenture; and (v) such other documents and instruments as I have deemed necessary and advisable for the expression of the opinions contained herein.

         Based on the foregoing and assuming the due authorization, execution and delivery of the Indenture by the parties thereto (other than the Company), I am of the opinion that the New Notes, when authorized, executed, and delivered by the Company, authenticated by the trustee, and issued in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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June 8, 2001
Page 2

         In rendering the opinions expressed herein, I express no opinion as to the enforceability of provisions of the Indenture and the Notes to the extent that such provisions (i) state that the delay or omission of the trustee or of any holder of any Note in the exercise of any right or remedy accruing upon any Event of Default (as defined in the Indenture) will not impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or (ii) state that the invalidity, illegality or unenforceability of any provision of the Indenture or the Notes will not affect or impair the validity, legality or enforceability of the remaining provisions of the Indenture or the Notes, as applicable, to the extent that the enforcement of the remaining provisions would frustrate the fundamental intent of the parties to such documents.

         I am a member of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas and the federal laws of the United States of America. The Indenture and the Notes are governed by the laws of the State of New York. For purposes of this opinion letter, I have assumed that the laws of the State of New York are identical to the laws of the State of Texas.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. I also consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

                                                         Very truly yours,


                                                         /s/ Mark C. Hill
                                                         -----------------------
                                                         Mark C. Hill